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EXHIBIT 14

December, 2004

CODE OF ETHICS AND BUSINESS CONDUCT

        The Doe Run Company's reputation for integrity is an important asset. Doe Run has always set high standards of personal and business integrity for its employees and intends to continue to conduct its business in accord with those high standards. The Doe Run Company obeys the law, rules and regulations wherever it operates. Doe Run's business conduct and the personal actions of its employees should reflect the spirit and intent of the laws under which the Company operates and its employees live. The Doe Run Company's employees should act so that others will view the Company and its employees as having the very highest standards of integrity. No illegal or unethical act will be tolerated, and any conflict of interest or any impression thereof should be scrupulously avoided.

        Officers, managers, and supervisors have a special responsibility to their employees to act in accord with Doe Run's policies, to communicate these policies, set standards of performance, and to enforce these policies.

        Ultimately, there is no way to assure proper behavior except through the actions of each employee. No set rules of conduct will apply to every possible situation. Common sense and judgment supported by a deeply ingrained tradition of integrity must provide Doe Run's foundation. Set forth here are specific guidelines and directives that demonstrate the attitude, objectives, principles, and policies of The Doe Run Company. Every officer, manager, supervisor and employee is expected to accept personal responsibility for following and implementing these policy guidelines and thus to reflect the character of The Doe Run Company.

        1.     Every employee shall comply with all health and safety rules and practices of the Company and all safety laws and standards published by federal, state and local governmental agencies. Every employee has an obligation to correct any unsafe condition or act that is within their realm of responsibility or authority, and to report to their supervisor any unsafe condition or act that is beyond the realm of responsibility or authority of the employee.

        2.     Company funds or assets shall not be used for any unlawful or improper purposes. An unlawful or improper purpose shall include an illegal contribution of funds or services directly or indirectly to any holder of a political office whether elected or appointed, or to a candidate for such office, or the obtaining of privileges, special benefits, or favored treatment for the Company or its employees through the payment of bribes, or through any other inducement that could be considered a bribe.

        3.     Every employee shall have the right without interference from any other employee to decide whether, to whom, and in what amount to make personal political contribution.

        4.     No undisclosed or unrecorded fund or asset shall be established or maintained for any purpose by or within the Company.

        5.     No false or deceptive entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such an act. All business records and reports shall be prepared in accordance with applicable Company procedures and practices and all financial reports and disclosures shall provide full, fair, accurate, timely and understandable disclosures.

        6.     Payments on behalf of the Company or services provided by the Company shall not be made with any agreement, intention, or understanding any part of such payment or service is to be used for any purpose other than that described by the documents supporting the payment or authorizing the service.

        7.     Employees of the Company shall select or deal with suppliers, customers, or others doing or seeking to do business with the Company only on bases that reflect the best business interests of the Company.

        8.     Employees shall not enter into any understanding, agreement, or plan with any suppliers, customers, or anyone doing or seeking to do business with the Company that would be in violation of existing applicable antitrust or restrictive trade practices laws by limiting or restricting competition with respect to prices, terms, or conditions of sales, production, or distribution.

        9.     Employees shall not give to, accept from, or discuss with a competitor any unpublished information concerning product prices, terms, and conditions of product sales or any other competitive information.

        10.   Direct or indirect gifts, payments, fees, services, or privileges of significant value (generally interpreted as being in excess of $100.00) shall not be solicited or accepted from any other person or business organization that does or seeks to do business with the Company or is a competitor of the Company. This is intended to include invitations or tickets to social, entertainment and sporting events unless the employee hosts, on an out-of-pocket basis, the other party to a benefit of similar significant value. Questions regarding whether an item has significant value shall be referred to the office of the General Counsel.

        11.   Employees shall avoid any and all direct or indirect involvement, arrangement, understanding, or obligation with any party that might create the impression of or result in a conflict between the personal interest of the employee and the best interests of the Company. Any financial or business involvement with any organizations or individuals that could give rise to any such impression or conflict shall be reported to the office of the General Counsel.

        12.   Employees shall not use, divulge, or disclose for personal benefit or for the benefit of others information of or pertaining to the Company that could be considered confidential. Employees shall not use for personal benefit or for the benefit of others any information obtained as a result of employment with The Doe Run Company in any way that might be deemed to conflict with the best interests of the Company.

        13.   Every employee shall treat all employees and applicants for employment equally without regard to race, color, religion, national origin, veteran status, sex, age, or disability except where the job imposes bona fide occupational requirements regarding the last three. Harrassment, of any kind in the workplace, is prohibited.

        14.   Every employee shall comply with all applicable environmental laws and regulations and cooperate with federal, state and local governmental agencies in the development of appropriate standards for protecting the environment.

        15.   Any employee wishing to accept a position as an officer, director, or principal of an unaffiliated business shall first obtain the approval of the President of the Company.

Reporting

        Any employee who believes that any standard set forth herein is not being observed or that actions or conduct prejudicial to the Company is occurring should promptly report such matter to the office of the General Counsel or contact the Your Voice hotline.

        The knowing violation of these policies by an employee will result in action by the Company that may include the employee's discharge. Any questions concerning these policies or events related to them should be directed to the office of the General Counsel.

/s/ JEFFREY L. ZELMS Jeffrey L. Zelms President and Chief Executive Officer

        I have read and understood the policy set forth in this Code of Ethics and Business Conduct and agree to comply with it and recognize my obligation to report any deviation from the standards contained in this Code of Ethics and Business Conduct.

(DATE)	(SIGNED)
(PRINT NAME)

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CODE OF ETHICS AND BUSINESS CONDUCT